Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

November 21, 2014

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Re: Current Report on Form 8-K dated November 21, 2014

Ladies and Gentlemen:

We have acted as special outside counsel to Sears Holdings Corporation, a Delaware corporation (the “Company”), in connection with the issuance by the Company of $625 million aggregate principal amount of 8% Senior Unsecured Notes due 2019 (the “Notes”) and up to 21,999,296 warrants (the “Warrants”) representing the right to purchase an aggregate of up to 21,999,296 shares of the Company’s common stock, par value $.01 per share (the “Warrant Shares” and together with the Notes and the Warrants, the “Securities”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-199475), initially filed with the Securities and Exchange Commission (the “SEC”) on October 20, 2014, as amended by Post-Effective Amendment No. 1, filed with the SEC on October 30, 2014, as supplemented by the Prospectus Supplement, filed with the SEC on October 30, 2014 (the “Prospectus Supplement”), pursuant to the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”), that was deemed automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder. The Notes will be issued pursuant to an indenture (the “Base Indenture”), dated as of the date hereof, between the Company and Computershare Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of the date hereof, between the Company and the Trustee (the “Supplemental Indenture”). The Warrants will be issued pursuant to the Warrant Agreement, dated as of the date hereof, between the Company, Computershare Inc. and Computershare Trust Company, N.A. (collectively with Computershare Inc., the “Warrant Agent”). The Base Indenture, the Supplemental Indenture and Warrant Agreement (including forms of the Notes and Warrants) (collectively, the “Transaction Documents”) are filed as exhibits to the Company’s Current Report on Form 8-K dated the date hereof.

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company or public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter, including copies of the Transaction Documents. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed; (d) that at the time of any issuance of Warrant Shares, there will be sufficient authorized but unissued shares of Warrant Shares reserved for such issuance. We have assumed that the terms of the Notes and

Warrants have been established so as not to, and that the execution and delivery by the parties thereto of the documents pursuant to which the Securities are governed and the performance of such parties’ obligations thereunder, will not, breach, violate, conflict with or constitute a default under (1) the organizational documents of any party or any agreement or instrument to which any party thereto is subject (other than the Company), (2) any law, rule or regulation to which any party thereto is subject (excepting the laws of the State of New York, the General Corporation Law of the State of Delaware (the “DGCL”) and the federal securities laws of the United States of America as such laws apply to the Company and the transaction pursuant to which the Securities are offered), (3) any judicial or regulatory order or decree of any governmental authority or (4) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied and will rely upon statements and representations of officers and other representatives of the Company and others.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company and the Transaction Documents or the transactions governed by the Transaction Documents (the “Relevant Laws”). Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company or the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing, and subject to the qualifications set forth in this letter, we advise you that, in our opinion, subject to the completion of the actions to be taken by the Company, the Trustee and the Warrant Agent:

1. the Notes have been duly authorized; that, assuming the Notes have been duly issued and delivered to and paid for by the purchasers thereof, when duly executed, authenticated, issued, delivered and paid for in accordance with the terms of the Indenture, the Notes will constitute a valid and legally binding obligation of the Company, enforceable in accordance with their terms; and

2. the Warrants have been duly authorized; that, assuming the Warrants have been duly issued and delivered to and paid for by the purchasers thereof, when duly executed, authenticated, issued, delivered and paid for in accordance with the terms of the Warrant Agreement, the Warrants will constitute a valid and legally binding obligation of the Company; and that the Warrant Shares, when duly issued upon exercise of the Warrants in accordance with their terms, will be legally issued, fully paid and non-assessable.

The opinions set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (f) generally applicable laws that (1) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (2) limit the availability of a remedy under certain circumstances where another remedy has been elected, (3) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (4) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (5) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration or (6) limit the waiver of rights under usury laws.

This opinion is given on the basis of the statutory laws and judicial decisions in effect, and the facts existing, as of the date hereof. We have not undertaken any obligation to advise you of changes in matters of fact or law which may occur, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted, after the date hereof. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in any Securities and their governing documents.

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of copies of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and to the use of our name in the Base Prospectus and in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are “experts” within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

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